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                                                                  Exhibit 10.11

                                PROMISSORY NOTE


$63,232.00                                                      January 6, 1997


     For value received, Kevin Rodgers (the "Executive") promises to pay to the order of National Equipment Services, Inc., a Delaware corporation (the "Company") or its successors or assigns, at such place as designated in writing by the holder hereof, the aggregate principal sum of $63,232.00. This Note was issued pursuant to and is subject to the terms of the Senior Management Agreement, dated as of June 4, 1996, by and between the Company and the Executive (the "Senior Management Agreement").

     The amounts due under this Note are secured by a pledge of shares of the Company's Class B Common Stock, par value $.01 per share, and shares of the Company's Common Stock, par value $.01 per share (the "Pledged Shares") purchased by the Executive under the Senior Management Agreement.

     Interest will accrue on the outstanding principal amount of this Note at a fixed rate equal to the applicable federal rate as set forth in Section 1274(d) of the Internal Revenue Code of 1986, as amended, as in effect on the date hereof with respect to obligations of the type described in this Note, and shall be payable in full at such time as the final principal amount of this Note becomes due and payable.

     The outstanding principal amount of this Note shall be due and payable on January 6, 2007, except that, if earlier, the full principal amount of the Note shall be due and payable upon the first to occur of (i) termination of the Executive's employment with the Company or any of its subsidiaries for any reason, and (ii) a Sale of the Company (as defined in the Senior Management Agreement).

     This Note may be prepaid by the Executive in part or in full at any time and from time to time. In addition, this Note shall be prepaid to the extent that the Executive receives any proceeds from the sale or other disposition of any Pledged Shares. Payments from such proceeds shall be applied first to the then outstanding principal portion of this Note and then to accrued and unpaid interest thereon.

     If the Executive fails to make any payment of principal or interest hereunder as it becomes due or if the Executive becomes subject to any applicable bankruptcy laws, all principal and interest hereunder shall immediately become due and payable and the Company may exercise any and all of its rights, powers and remedies at law or in equity. In the event the Executive fails to pay any amounts due hereunder (whether by acceleration or otherwise), the Executive shall pay to







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the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

     The Executive, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Executive hereunder.



                                       /s/ Kevin Rodgers
                                       --------------------------------------
                                       KEVIN RODGERS



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